Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Uranium Resources, Inc. of our report dated March 18, 2013 (except for Note 2, as to which the date is December 17, 2013), relating to our audits of the consolidated financial statements as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, and internal control over financial reporting as of December 31, 2012, which are included in Uranium Resources, Inc.’s Annual Report on Amendment No. 1 to Form 10-K/A of Uranium Resources, Inc. for the year ended December 31, 2012, which is incorporated by reference in the Form S-8.

Our report dated March 18, 2013 (except for the effects of the material weakness described in the report, as to which the date is December 17, 2013), on the effectiveness of internal control over financial reporting as of December 31, 2012, expressed an opinion that Uranium Resources, Inc. had not maintained effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 1992.

/s/ Hein & Associates LLP

Dallas, Texas
December 24, 2013